Exhibit 10.17

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 22, 2010 (the “Effective Date”), by and between Suwanee Pointe Investors, LLC, a Georgia limited liability company, having an address at 245 Town Park Drive, Suite 575, Kennesaw GA 30144 (“Seller”), and IIT ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (defined below), located at 4103 Tench Road and 300 Brogdon Road, in the County of Gwinnett, State of Georgia, and which is more particularly described on Schedule A attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

AGREEMENT

ARTICLE I

Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II

Purchase and Sale of the Property

2.1 Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Property shall be equal to $14,150,000.00 subject to adjustment as hereinafter provided. The Purchase Price shall be payable as follows:

(a) Deposit. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver by wire transfer or by check payable to the order of Escrow Agent the amount of $500,000.00 to Escrow Agent. Escrow Agent shall deposit and hold such amount pursuant to the provisions of Article XIV (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”). The Deposit shall be retained by Seller or returned to Buyer in accordance with the terms and conditions of this Agreement.

(b) Balance. The balance of the Purchase Price (after crediting the Deposit), subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement, shall be paid on the Closing Date.

ARTICLE III

Seller’s Deliveries

Except as otherwise provided below, Seller shall, within the time frames noted below, at Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the information set forth in Sections 3.1 through 3.3 (collectively, the “Seller’s Deliveries”):

3.1 ALTA Survey. On or before the 5th day after the Effective Date, any survey of the Real Property in Seller’s possession or control.

3.2 Intentionally Deleted.

3.3 Plans and Records, Permits, Contracts, Tax Records and Other Documents. On or before the 2nd Business Day after the Effective Date, the following:

(a) a list of all Contracts related to the operation and maintenance of the Property (collectively the “Contract List”);

(b) copies of all Tenant Leases and Contracts;

(c) copies of all other documents identified in Schedule D which are within Seller’s Possession or Reasonable Control; provided, however, that Seller may elect to make copies of certain voluminous documents available to Buyer for review at Seller’s office, such as Plans and Records.

In addition, during the term of this Agreement Seller shall deliver to or make available to Buyer such other documents or information regarding the ownership or operation of the Property which are within Seller’s Possession or Reasonable Control as Buyer shall reasonably request, provided that Seller shall have no obligation to deliver to Buyer’s Seller’s internal memoranda (provided; however, Seller shall not remove from the material provided to Buyer any internal memoranda related to tenant issues or claims, property condition or violation of applicable laws), attorney-client privileged materials, appraisals, or economic evaluations of the Property prepared by Seller or its affiliates for internal use or for the information of the investors in Seller (other than the Operating Statements). Except as otherwise expressly set forth in Article VI hereof, Seller expressly disclaims any representation or warranty with respect to the accuracy, thoroughness, or completeness of any of the items delivered to Buyer pursuant to this Article III.

ARTICLE IV

Investigation of the Property

4.1 Inspection of Property. (a) At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than 24 hours’ prior notice to Seller (which notice may be solely by email), to investigate and evaluate the Property, all Seller’s Deliveries, and any other aspects or characteristics of the Property. Such right of investigation shall include the right to (a) enter the Property, and have made, at Buyer’s expense, any studies, tests or inspections of the Property as Buyer may deem necessary or appropriate, and (b) review Tenant Leases and all other Property files. Buyer shall coordinate the timing of any site inspections or tests with Seller and with the property manager of the Property so as to minimize disruption of the operation of the Property. Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction. Buyer shall not perform invasive testing, drilling, boring, or environmental testing of the Property beyond a Phase I assessment without the prior written approval of Seller, which approval shall not be unreasonably withheld but may be conditioned upon such precautions as Seller reasonably deems advisable to protect itself and the Property. (b) Buyer shall hold all non-public information developed in connection with the exercise of its rights in this Section 4.1, including, without limitation, the results of all environmental tests and investigations, including, without limitation, any soil or groundwater sampling data, as confidential to itself, its lenders, investors, consultants, employees, attorneys and others who have a reasonable need to know or as required by applicable law and shall not provide a copy of any draft or final Phase I assessment or other documents resulting from Buyer’s exercise of its rights in this Section 4.1 to Seller or to any third party or governmental entity, unless otherwise requested and agreed to in writing by Seller or unless mandated by applicable laws. The provisions of Section 4.1(b) shall terminate and be of no further force and effect upon the Closing of the transactions contemplated hereby.

4.2 Conduct of Buyer’s Investigation. Buyer shall (i) conduct its investigations at the Real Property in a manner that minimizes disruption to Tenants and Seller’s operation of the Real Property, and (ii) indemnify, hold harmless and defend Seller from any Losses to the extent caused by Buyer’s physical investigations (or investigations conducted on Buyer’s behalf) under Section 4.1 or from the breach of Buyer’s confidentiality covenant contained in Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Real Property by Buyer or its consultants (other than disturbance which is the result of negligence by Buyer or its consultants), the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property arising from, or related to, matters discovered by Buyer during its investigation of the Real Property. In addition, if this Agreement is terminated, Buyer shall repair any damage to the Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Real Property by Buyer or its consultants, or to repair or restore any latent condition discovered by Buyer or its consultants (as long as Buyer or its consultants take reasonable steps not to exacerbate such condition once discovered by Buyer). During its performance of any investigations at the Real Property, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies. Buyer’s indemnity contained in this Section 4.2 shall survive the Closing or earlier termination of this Agreement.

4.3 Buyer’s Termination Right. Buyer shall have the right at any time during the period commencing on the Effective Date and ending on September 30, 2010 (the “Inspection Period”) to terminate this Agreement in its sole and absolute discretion. If Buyer fails to deliver a written notice to Seller waiving its termination right hereunder on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, (b) the parties shall share equally the cancellation charges, if any, of Escrow Agent and (c) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer delivers written notice waiving its termination right under this Section 4.3, then the Deposit shall be non-refundable, except for Seller default, failure of any Buyer condition to Closing, or any other provision of this Agreement providing for return of the Deposit to Buyer.

ARTICLE V

Title

5.1 Title Insurance Commitment. Promptly after the Effective Date of this Agreement, Buyer shall order a current ALTA title insurance commitment from the Title Company (the “Title Commitment”), committing to insure such title to the Real Property in Buyer (or its assignee) by the issuance of a 2006 ALTA form of policy of owner’s title insurance. Buyer may also order concurrently with the Title Commitment a current tax certificate for the Real Property (the “Tax Certificate”).

5.2 Buyer’s Objections and Resolutions of Buyer’s Objections. Buyer shall have until 5 days prior to the expiration of the Inspection Period (the “Buyer Objection Deadline”) to notify Seller in writing of any objection (the “Buyer Objection Notice”) which Buyer may have to any matters reported or shown in the Title Documents. If Buyer delivers the Buyer Objection Notice, then, Seller may deliver in Seller’s sole and absolute discretion, a response (the “Seller Response”) no later than 3 days after the date of the Buyer Objection Notice (the “Response Deadline”). If Seller fails to deliver the Seller Response on or before the Response Deadline, Seller shall be deemed to have elected not to cure any of the matters set forth in the Buyer Objection Notice. If Buyer waives its right to terminate this Agreement pursuant to Section 4.3 and the Seller Response contains any commitment to cure any of the items sets forth in Buyer’s Objection Notice, Seller’s obligation to cause such cures as set forth in the Seller Response shall be an additional Seller covenant and also a condition precedent to Buyer’s obligations to close.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents that was not disclosed in the initial Title Commitment or on the initial Survey (notwithstanding the passage of the Inspection Period). If Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 days following receipt by Seller of a New Buyer Objection or the Closing Date, Buyer shall have the right either to (i) waive such New Title

Document Matter and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach of a covenant or representation of Seller under this Agreement).

5.3 Permitted Exceptions. The exceptions to title disclosed in the Title Documents, other than (a) those title exceptions to which Buyer has tendered an objection in the Buyer Objection Notice or New Buyer Objection which are not subsequently cured or waived, (b) any delinquent taxes or assessments, and (c) any standard printed exceptions (other than the survey exception), shall be the “Permitted Exceptions” hereunder. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all Liens affecting the Property as a result of any judgment against Seller, as a result of a claim by any contractor engaged by Seller, or securing a loan entered into by Seller, and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens). Except for Liens that Seller is required to discharge and remove pursuant to the preceding sentence, Seller shall not be required and is not obligated hereby to bring any action or proceedings or otherwise to incur any expense to render title to the Property free of any title exceptions or Survey matters, and Buyer shall have no right of specific performance against Seller to cause any such title exceptions or Survey matters to be removed or cured.

5.4 Issuance of Title Policy. At the Closing, the Title Company shall issue or commit in writing to issue to Buyer (with an effective date not earlier than the Closing Date), at Buyer’s expense (including the expense of providing extended coverage and the endorsements specified herein), a 2006 ALTA form of owner’s policy of title insurance insuring good, marketable, and insurable title to the Real Property in Buyer or its assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”). Buyer shall be entitled to request that the Title Company provide Buyer with an ALTA extended coverage title insurance policy and such endorsements to the Title Policy as Buyer may require, provided that Buyer’s obligation under this Agreement shall not be conditioned on Buyer’s ability to obtain such extended coverage or endorsements.

ARTICLE VI

Seller’s Representations and Warranties

Seller represents, warrants and covenants to Buyer as follows as of the Effective Date and Closing (collectively, “Seller’s Representations”):

6.1 Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Property is located. Seller never has existed or operated under any other name. Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed to secure debt, mortgage, contract, agreement, judicial or administrative order, or, to Seller’s Knowledge, any Law to which Seller or any portion of the Property is bound.

6.3 Consents; Binding Obligations. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

6.5 Tenant Leases, Contracts and Operating Statements.

(a) The Rent Roll and Delinquency Report are true, correct and complete in all material respects. True, correct and complete copies of all Tenant Leases and all amendments, guaranties and other documents relating thereto will be delivered to Buyer in accordance with Section 3.3.

(b) Except for any parties in possession pursuant to, and any rights of possession granted under, the Tenant Leases shown on the Rent Roll, there are no leases and Seller is not a party to or aware of any license agreements, subleases, occupancies or tenancies or parties in possession of any part of the Property, and except for any rights arising under the Permitted Exceptions there are no other rights of possession which have been granted to any third party or parties. Seller has not granted to any party any option, rights of first refusal, contract or other agreement with respect to a purchase or sale of the Property or any portion thereof. Neither Seller’s interest in the Tenant Leases nor any of the rentals due or to become due under the Tenant Leases has been or will be assigned, encumbered or subject to any Liens that will not be satisfied at the Closing.

(c) To Seller’s Knowledge, the Tenant Leases are in full force and effect and no tenant or guarantor of any Tenant Lease has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation related to such Tenant Lease.

(d) Except for the commission due to Matchpoint Real Estate Services pursuant to the agreement listed in Schedule 6.5 in connection with the lease to Potter Roemer, all leasing commissions due to brokers under any of the Tenant Leases, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements shall become payable during the remainder of the current terms of the Tenant Leases and, except for the commission agreements listed in Schedule 6.5, Seller is not a party to any agreement requiring the payment of any leasing commission in connection with any extension or renewal of any of the Tenant Leases. Seller has not received from any Tenant any written notice to cancel, renew or extend any Lease. Seller has collected and remitted security deposits in accordance with the applicable Tenant Lease and Law.

(e) The Contract List required by Section 3.3 is a materially true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Tenant Leases) with respect to or affecting the Property as of the Effective Date and at Closing the Contract List shall not include those Contracts being terminated pursuant to the provisions of Section 8.2. True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) shall be provided to Buyer pursuant to Section 3.3.

(f) To Seller’s Knowledge, each of the Contracts is in good standing and in full force and effect. Seller is not in default of, and to Seller’s Knowledge, no other party is in monetary default or material non-monetary default of any of its obligations under any of the Permitted Exceptions, Contracts, Permits or Tenant Leases, and to Seller’s knowledge there is no event which with the giving of notice or passage of time, or both, would be a monetary or material non-monetary default thereunder.

(g) The Operating Statements are true, correct and complete in all material respects as of the date thereof and were prepared in accordance with income tax basis accounting principles. There has been no material adverse change in the operations of the Property since the date of the most recent Operating Statements.

6.6 No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller’s Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to or in any manner affecting the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement.

Seller has not received any written notices, demands or deficiency comments from any governmental or quasi-governmental authority with regard to any portion of the Property which have not been fully and completely corrected. Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

6.7 Hazardous Materials. Seller has not received written notice from any person or entity alleging that Seller is not in full compliance with Environmental Laws. Seller has not and to Seller’s Knowledge, no other person or entity ever has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable Environmental Laws. There is no Environmental Claim pending or, to Seller’s Knowledge, threatened with regard to the Property. Seller has provided to Buyer all assessments, reports, data, results of investigations or audits, or other information that is in Seller’s Possession or Reasonable Control relating to the environmental matters at or the environmental condition of the Property.

6.8 Taxes and Special Assessments. Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. Seller has not received notice that any governmental or quasi-governmental agency or authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property. To Seller’s Knowledge, there are no pending tax appeals with respect to the Property.

6.9 No Contractual or Donative Commitments. Except for Permitted Exceptions, Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

6.10 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. Neither Seller nor, to Seller’s Knowledge, any of Sellers’ investors, affiliates or brokers or other agents (if any) acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

6.11 Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

6.12 As Is/Where Is. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “as is/where is” condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters (collectively referred to herein as the “Property Conditions”): (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Buyer’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.

6.13 Reliance on Representations. Seller’s Representations are acknowledged by Seller to be material and, except as set forth in this paragraph below, to be relied upon by Buyer in proceeding with this transaction, and shall be remade by Seller as of the Closing Date, subject to changes in facts or circumstances that occur after the Effective Date and Buyer’s rights with respect thereto as provided below. Seller will not cause or permit any action to be taken (within its control) which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date. Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification or Buyer becoming aware that any representation and warranty is not true and correct, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow Agent shall return the Deposit to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement (other than a breach as a result of circumstances outside of Seller’s control) or any affirmative action of Seller, Buyer shall be entitled to all of the rights and remedies set forth in Section 13.1, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement (other than a breach as a result of circumstances outside of Seller’s control). Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Buyer shall not be entitled to rely on any representation made by Seller in this Agreement to the extent, prior to or at Closing, Buyer shall have Knowledge that such representation is not true and correct. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Buyer to the extent that, prior to Closing, Buyer obtains Knowledge (from whatever source, including, without limitation, as a result of Buyer’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that such representations and warranties are untrue or incorrect, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Seller’s Representations shall survive the Closing to extent set forth in Section 15.4. For the purposes of this Section 6.13, Knowledge shall mean the Knowledge of either Thomas McGonagle or Andrea Karp (the “Designated Representatives”) who are the Buyer’s representatives with overall responsibility for Buyer’s due diligence and shall not be construed to refer to the Knowledge of any other officer, agent or employee of Buyer or any affiliate thereof.

6.14 Definition of Seller’s Knowledge. With respect to Seller’s Representations, the term Seller’s Knowledge shall mean and refer to the Knowledge of O. Hamilton Reynolds, a principal of Seller, and Cindy Jackson, the property manager of the Property (the “Designated Representatives”), and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof. Seller represents and warrants to Buyer that the Designated Representatives are the persons who, on behalf of Seller, possess the most knowledge pertaining to Seller’s Representations. There shall be no personal liability on the part of the Designated Representative arising out of any representations or warranties made herein.

ARTICLE VII

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or, to Buyer’s Knowledge, any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing contemplated hereby; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Inspection Period. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

ARTICLE VIII

Seller’s Undertakings Pending Closing

8.1 Operation of the Property. Until the earlier of the Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, or (ii) cause or permit any mortgage, deed to secure debt, or Lien to be placed of record against the Property or cause or fail to take reasonable action within Seller’s control to prevent any assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b) Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, Seller may enter new Tenant Leases pursuant to Section 8.1(c).

(c) Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not (i) enter into any new lease (each, a “New Lease”) for any portion of the Property, (ii) terminate any existing Tenant Lease, or (iii) extend, amend, renew or replace any Tenant Lease (each, a “Lease Renewal”). If Seller desires to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to Buyer and include the following information and documents with such New Lease Request: (i) the name of the proposed or existing Tenant, (ii) identification of the portion of the Property that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Tenant. If Buyer fails to respond to any New Lease Request within 5 Business Days after receipt thereof, Buyer shall be deemed to have approved the request to enter into such New Lease or Lease Renewal.

(d) Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller’s past practice and all applicable laws. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles the same as existing on the Effective Date.

(f) Seller shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller shall be responsible for the reasonable repair or replacement of such equipment, fixtures or services, unless a Tenant is required to repair or replace the same in accordance with an applicable Lease.

(g) Seller shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against a Tenant that do not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Buyer.

8.2 Termination of Contracts and Employees.

(a) Seller agrees to terminate by written notice to the other party thereto, effective as of the Closing, any of the Contracts that Buyer, pursuant to written notice to Seller, requests Seller to terminate, including those executed pursuant to Section 8.1(b). Seller shall deliver copies of all notices of termination given by Seller hereunder to Buyer. With respect to any Contracts which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(b) Any property management contracts for the Property shall be terminated prior to the Closing. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims. Buyer shall have the right, in its sole discretion, to retain Seller’s property manager as Buyer’s property manager after the Closing.

8.3 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $250,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) any portion of the Improvements is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Improvements is materially impaired, (d) a casualty or condemnation occurs that is reasonably estimated to result in loss of rental income after Closing (not covered by rental interruption insurance, the proceeds of which are made available to Buyer) in excess of $100,000.00, or (e) any Major Tenant has the right to terminate its respective Tenant Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain and such Major Tenant does not waive such termination right (any event under subsections (a) through (e) of this Section 8.3 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 10th day after Buyer receives written notice of such destruction, taking or threatened taking. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 20-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 20-day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured amount shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit shall be returned to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). After the end of the Inspection Period, if Buyer does not elect to terminate this Agreement, Seller shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer and Buyer shall act in good faith in participating in the settlement or compromise of any insurance claim or condemnation action, and Buyer shall have the option to participate in any such claim or action. After the end of the Inspection Period, Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing.

8.4 Risk of Loss. Seller shall maintain risk of loss of the Property until 11:59 p.m. on the day prior to the Closing Date, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter.

8.5 Estoppels. Promptly after the expiration of the Inspection Period, Seller shall request estoppel certificates from each Tenant in the form attached hereto as Exhibit E or, if such tenant is unwilling to execute such form, then the form attached to such tenant’s lease (each, a “Tenant Estoppel Certificate”). Seller shall use commercially reasonable efforts to obtain and deliver a Tenant Estoppel Certificate to Buyer on or before 3 Business Days prior to Closing. Each Tenant Estoppel shall be dated no earlier than the Effective Date. Seller shall deliver any Tenant Estoppels received from Tenants to Buyer promptly upon Seller’s receipt. In order to be acceptable for purposes of this Agreement, no Tenant Estoppel shall show any matters which are materially inconsistent with the Seller’s representations herein or the information contained in the Seller’s Deliveries or any other material adverse matters of which Buyer did not have Knowledge at the end of the Inspection Period, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

ARTICLE IX

Buyer’s Obligation to Close

9.1 Buyer’s Conditions. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Title Policy. The Title Company shall issue (or be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in Section 5.3, subject only to payment of the applicable title insurance premiums;

(b) Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, except for changes permitted by terms of this Agreement, and except for changes disclosed to Buyer prior to the end of the Inspection Period (with respect to which Buyer shall have the right’s and remedies set forth in Section 6.13;

(c) Seller’s Performance. Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing;

(d) No Violations. There shall be no written notice issued of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice;

(e) No Liens. The Property, including the Personal Property, shall be conveyed free and clear of all Liens, except Permitted Exceptions;

(f) Consents. All consents required to effect the transaction contemplated by this Agreement shall have been obtained by Seller, except for any consents necessary to authorize Buyer to fulfill its obligations under this Agreement;

(g) Major Tenants. No Major Tenant shall have terminated, or given notice of intent to terminate, their Tenant Lease pursuant to the terms of such Tenant Lease or otherwise. No Major Tenant, shall have vacated, abandoned, ceased operations or filed for either voluntary or involuntary bankruptcy. There shall be no material adverse change in the economic condition or business structure of Major Tenant between the end of the Inspection Period and the Closing.

(h) Estoppels. Seller shall have delivered to Buyer Tenant Estoppel Certificates sufficient to reach the Estoppel Threshold.

(i) Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close has been satisfied by the applicable date.

9.2 Failure of Conditions. If any condition specified in Section 9.1 is not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time during the 15-day extension period and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit shall be returned to Buyer, and Seller and Buyer shall share equally all of the cancellation charges, if any, of Escrow Agent. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under Section 13.1.

ARTICLE X

Seller’s Obligation to Close

10.1 Seller’s Conditions. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer will so certify; and

(b) Buyer’s Performance. Buyer shall have, in all material respects, (i) performed all covenants and obligations and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the Closing Date or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to Closing.

10.2 Failure of Conditions. If any condition specified in Section 10.1 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Seller in which case the Deposit shall be returned to Buyer, and Buyer shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2 (subject, in the case of a breach of any representation by Buyer, to the provisions of Section 6.13).

ARTICLE XI

Closing

11.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the Closing Date through an escrow with Escrow Agent, whereby Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means. The “Closing Date” shall be November 1, 2010.

11.2 Deliveries at Closing by Seller. On or before the Closing, Seller, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at the Closing:

(a) Deed. Seller shall deliver an original duly executed and acknowledged limited warranty deed (the “Deed”), in the form attached hereto as Exhibit A, conveying good and marketable fee simple title to the Real Property to Buyer, subject only to the Permitted Exceptions.

(b) Bill of Sale and General Assignment. Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including, by way of example only, articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (the “Bill of Sale”), without warranty of any kind, conveying Seller’s interest, if any, in the Personal Property, Permits, Plans and Records and Intangible Property to Buyer, free and clear of all Liens being claimed by, through or under Seller, but subject to the Permitted Exceptions.

(c) Assignment of Leases and Contracts. Seller shall deliver two duly executed counterparts of an assignment and assumption of leases and contracts in the form attached hereto as Exhibit C (the “Assignment of Leases and Contracts”), assigning to Buyer all of Seller’s right, title and interest in and to the Tenant Leases and Contracts (if any are approved by Buyer).

(d) Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by the Title Company.

(e) Non-Foreign Affidavit. Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Escrow Agent. Seller also shall execute and deliver to Escrow Agent a duly executed Affidavit of Residence in form reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state law.

(f) Title Affidavits. Seller shall execute and deliver to Escrow Agent such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy as described in Section 5.3 without exceptions for (i) the rights of parties in possession or parties claiming rights to the Property other than Tenants under the Tenant Leases and parties with rights of possession pursuant to the Permitted Exceptions, (ii) Liens arising through Seller, (iii) unrecorded easements arising through Seller, and (iv) any so-called “gap” exception.

(g) Updated Rent Roll and Contract List. Seller shall deliver a duly executed original certification that the Rent Roll, Delinquency Report and Contract List are true, correct and complete as of the Closing Date.

(h) Closing Statement. Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement (the “Closing Statement”).

(i) Form 1099. Seller shall deliver an Internal Revenue Service Form 1099 to Buyer and the Title Company.

(j) Georgia Documents. Seller shall cooperate with the Title Company so that the Title Company may electronically file a Form PT-61 (Real Estate Transfer Tax Declaration). Seller shall deliver to Buyer the Title Company a duly executed original Broker’s Lien Waiver.

(k) Recertification. A certificate restating and reaffirming Seller’s representations and warranties pursuant to Article VI hereof, with such changes as shall be necessary to make such representations true, complete, and accurate in all material respects as of the date and time of Closing provided in the event of any such change Buyer shall have the remedies set forth in Section 6.13.

(l) Other Documents. Seller shall, as reasonably requested by Buyer, the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.3 Deliveries at Closing by Buyer. On or before the Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:

(a) Purchase Price. Buyer shall deliver to Escrow Agent for delivery to Seller cash, in an amount equal to the Purchase Price as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII.

(b) Bill of Sale and General Assignment. Buyer shall deliver two duly executed counterparts of the Bill of Sale.

(c) Assignment of Leases and Contracts. Buyer shall deliver two duly executed counterparts of the Assignment of Leases and Contracts.

(d) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by the Title Company.

(e) Closing Statement. Buyer shall deliver two duly executed counterparts of the Closing Statement.

(f) Other Documents. Buyer shall, as reasonably requested by Seller, the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.4 Deliveries Outside of Escrow. Seller shall deliver possession of the Property, subject only to the Permitted Exceptions, to Buyer upon the Closing. Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

(a) Intangible Property. Seller shall deliver the originals of the Plans and Records, Tenant Leases, Contracts, Permits and Intangible Property to the extent in Seller’s Possession or Reasonable Control or, if not available, copies thereof.

(b) Warranties. To the extent transferrable, Seller shall transfer to Buyer all warranties for the benefit of the Property, including, without limitation, any roof warranty. Buyer and Seller shall split equally any fees associated with the transfer of such warranties.

(c) Personal Property. Seller shall deliver the Personal Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.

(d) Tenant Notification Letter. Seller shall deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by Seller, notifying each Tenant under a Tenant Lease that the Property has been conveyed to Buyer and directing each Tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Tenant Leases to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the Closing Date.

(e) Letters to Contractors. Seller shall deliver a letter to each vendor, to the extent Buyer has agreed to assume such vendor’s Contract, and each utility company serving the Property, in a form reasonably satisfactory to Buyer, duly executed by Seller, advising them of the sale of the Property to Buyer and directing them to send to Buyer all bills for the services provided to the Property for the period from and after the Closing Date.

(f) Termination of Contracts. Seller shall deliver to Buyer termination agreements or other evidence reasonably satisfactory to Buyer that any Contracts which Buyer has elected not to assume have been terminated effective upon the Closing Date and at no cost to Buyer or to the Property.

ARTICLE XII

Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at Closing pursuant to Section 2.2 shall be adjusted as of the Closing Date in accordance with the provisions set forth in this Section 12.1. Buyer and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments 5 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date. For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 11:59 p.m. on the day prior to the Closing Date.

(a) Taxes. All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency. All assessments, for all special improvements installed and due and payable as of the Closing Date and any impact or similar fees imposed prior to the Closing Date shall, at Buyer’s option, either be (i) paid by Seller at Closing, or (ii) credited against the Purchase Price.

(b) Revenue and Expenses.

(i) All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(v)) or other sums and charges payable by Tenants under Tenant Leases), revenue (including any and all fees or other compensation paid to Seller under any Contract or Tenant Lease to be assumed by Buyer, whether paid monthly, upon contract execution or otherwise, as consideration for Seller entering into such Contract or Tenant Lease) and expenses from any portion of the Property shall be prorated as of the Closing Date (based on the actual number of days of the calendar month of Closing and a 365 day year). Buyer shall receive all rent and revenue accruing on and after the Closing Date (including, as a credit against the Purchase Price, the sum of any rentals already received by Seller attributable to the period after the Closing Date). Seller shall receive rent and revenue accruing prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be entitled to a credit for any prepaid expenses which do not benefit Buyer after Buyer acquires the Property. Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to Closing but not yet received by Seller or for delinquent rents existing, if any, as of the Closing Date. Although no adjustments shall be made in Seller’s or Buyer’s favor for rents which have accrued and are unpaid as of the Closing, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as the Tenant is current in the payment of all rent and other sums accruing after the Closing. For a period of 90 days after the Closing, Buyer agrees to bill Tenants of the Property for all past due rents that are accrued but unpaid as of the Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its costs of collection of such amounts from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate any Tenant Lease. After the Closing, Seller shall have no right to proceed in any manner or make any claim against any Tenant for rents that were delinquent as of the Closing Date or for other matters relating to the Tenant Leases for a period of 60 days after the Closing; provided, however, that Seller shall have no right to seek termination of any Tenant Lease or eviction of any Tenant.

(ii) The readings and billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. At Buyer’s sole option, (A) Buyer may assume any deposit(s) for any or all utility(ies), and Seller shall receive a credit for such deposit(s) at Closing, or (B) Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property of the sale as of the Closing. Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(iii) No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(iv) At Closing, Buyer shall receive as a credit against the Purchase Price an amount equal to the sum of all unapplied Tenant Deposits, including all security, damage or other deposits paid by any of the Tenants to secure their respective obligations under the Tenant Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or Law. At the Closing and at Seller’s sole cost and expense, Seller agrees to cause the transfer to Buyer of any letters of credit, bonds, notes or other instruments constituting Tenant Deposits under any of the Tenant Leases.

(v) At least 5 Business Days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for each Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenants (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and Seller shall promptly pay Buyer’s share thereof to Buyer. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to the period prior to Closing, Buyer shall promptly pay the same to Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the Leases was the Closing Date, Seller would be obligated to refund money to the Tenants (an “Over Collection”), rather than collect additional money from the Tenants (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 Business Days after receipt from the applicable Tenant in connection with the year-end Operating Expense reconciliation process. In addition, at least 5 Business Days prior to the Closing Date, Seller shall provide Buyer with a detailed accounting of any reserves or similar amounts collected by Seller from any tenants whether as part of Operating Expenses or otherwise (the “Tenant Reserves). At Closing, Seller shall pay to Buyer the amount of the Tenant Reserves.

(vi) The Lease Commission payable to Matchpoint Real Estate Services in connection with the lease to Potter Roemer on an “over the term” basis pursuant to the commission agreement described in Schedule 6.5 shall be pro-rated between Buyer and Seller as of the Closing Date, and Buyer shall assume and be responsible for such lease commission which accrues from and after the Closing Date. Otherwise, Seller shall be responsible for all Tenant improvement costs, monetary incentives, rent concession incentives and leasing commissions for all Leases and Lease Renewals entered into by Seller or occurring prior to the Effective Date, except to the extent that such monetary incentives or rent concession incentives are reflected on the Rent Roll. To the extent that any such commissions or tenant improvement costs, monetary incentives or rent concession incentives shall not have been paid by the Sellers prior to Closing, Buyer shall be entitled to a credit against the Purchase Price at Closing in an amount equal to such unpaid costs, and Buyer shall be responsible for payment of such unpaid commissions and costs from and after the Closing. With respect to any Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring between the Effective Date and the Closing Date, all tenant improvement work, leasing commissions, or concessions shall be prorated over the term of the applicable Lease, renewal or extension, based on the economic benefit to the parties hereto occurring before or after the Closing. Seller’s share of such costs shall be based on the portion of economic benefit of the Lease term, renewal or extension, as the case may be, occurring prior to Closing, which amount shall be a credit against the Purchase Price, and Buyer shall be responsible for the remainder of such costs. Buyer shall reimburse Seller for Buyer’s share of all such costs incurred by Seller prior to Closing, and Buyer shall assume at Closing any then outstanding obligations with respect to such tenant improvements and leasing commissions.

(c) Liens. The amount of any monetary Lien (including all prepayment penalties) affecting the Property on the Closing Date which Seller is obligated to discharge pursuant to the terms of this Agreement shall be paid from the funds to which Seller otherwise shall be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d) Closing Costs. Seller shall pay (i) any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property, (ii) recording fees associated with recording the Deed and any other document recorded under this Agreement; (iii) one-half of the customary closing costs and escrow fees of Escrow Agent related to the transfer of the Property; (iv) Seller’s own costs and expenses arising in connection with the Closing, including its attorneys’ and advisors’ fees, charges and disbursements; (v) the Commission; and (vi) the cost of discharging any Liens against the Property and recording any instruments in connection therewith. Buyer shall pay: (A) the cost of any survey of the Real Property obtained by Buyer (the “Survey”); (B) the premium for the Title Policy (including any endorsements to such Title Policy); (C) one-half of the customary closing costs and escrow fees of Escrow Agent related to the transfer of the Property; (D) all costs and expenses associated with any studies, tests or inspections of the Property performed at the direction or request of Buyer; and (E) Buyer’s own costs and expenses arising in connection with the Closing, including its attorneys’ and advisors’ fees, charges and disbursements.

12.2 Settlement Sheet. At the Closing, Seller and Buyer shall execute a closing settlement sheet to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.3 Post Closing Adjustments. Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of the Property that are not adjusted on the Closing Statement. Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

12.4 Survival. The agreements of the parties set forth in this Article XII shall survive the Closing.

ARTICLE XIII

Remedies

13.1 Breach by Seller. Seller shall be in default hereunder if: (a) any representation or warranty made by Seller is false in any material respect when made or becomes false in accordance with (ii) of Section 6.13; or (b) Seller fails to cure (within the time frame set forth below) any breach of any obligation of Seller under this Agreement. If Seller defaults on any provision hereof, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Seller written notice of the same. Seller shall have 3 Business Days from the receipt of such notice to cure the default. If Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If such default occurs prior to Closing and Seller fails to timely cure such default, Buyer, at Buyer’s option and as the sole and exclusive remedy of Buyer, either may: (i) terminate this Agreement, in which event (A) the Deposit shall be returned to Buyer, (B) Seller shall pay any cancellation charges of Escrow Agent, (C) Seller shall be obligated to reimburse Buyer for all out-of-pocket due diligence expenses and attorneys fees incurred by Buyer to the date of such termination, not to exceed a total of $75,000.00, and (D) Buyer shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; or (ii) pursue and obtain specific performance of Seller’s obligations hereunder (without the necessity of proving irreparable harm or posting any security), including to convey the Property as provided herein.

(a) Breach by Buyer. Buyer shall be in default hereunder if: (a) any representation or warranty made by Buyer is or becomes false in any material respect; or (b) Buyer fails to cure (within the time frame set forth below) any breach of any obligation of Buyer under this Agreement. If Buyer defaults on any provision hereof, Seller, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Buyer written notice of the same. Buyer shall have 3 Business Days from the receipt of such notice to cure the default. If Buyer timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If such default occurs prior to Closing and Buyer fails to timely cure such default, Seller shall be entitled to terminate this Agreement pursuant to the terms of this Section 13.2. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.2 PRIOR TO CLOSING, BUYER AND SELLER AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER, AND (D) ESCROW AGENT SHALL DELIVER TO BUYER ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THE CLOSING DOES NOT OCCUR DUE TO BUYER’S BREACH HEREOF. SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE, FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Seller’s Initials	Buyer’s Initials

13.3 Other Remedies. Nothing in this Agreement, including the terms of Section 13.1 and 13.2 above, shall limit Seller’s and Buyer’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provision contained in this Agreement, or with respect to any other obligations which survive the Closing under the terms of this Agreement.

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule E attached hereto.

ARTICLE XV

Miscellaneous

15.1 Brokers. Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than CB Richard Ellis, Inc. (“Broker”). Seller shall pay any and all Commission that may be due and payable to Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with Broker. Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commission claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2 Expenses. Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in Section 15.4(b) below, all of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIII, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller’s Representations, as updated at Closing, shall survive for a period of nine (9) months after the Closing (the “Survival Period”), and thereafter such representations and warranties shall be void and of no force or effect unless Buyer shall assert a breach thereof in a written notice to

REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE, FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Seller’s Initials	Buyer’s Initials

13.3 Other Remedies. Nothing in this Agreement, including the terms of Section 13.1 and 13.2 above, shall limit Seller’s and Buyer’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provision contained in this Agreement, or with respect to any other obligations which survive the Closing under the terms of this Agreement.

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule E attached hereto.

ARTICLE XV

Miscellaneous

15.1 Brokers. Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than CB Richard Ellis, Inc. (“Broker”). Seller shall pay any and all Commission that may be due and payable to Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with Broker. Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commission claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2 Expenses. Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in Section 15.4(b) below, all of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIII, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller’s Representations, as updated at Closing, shall survive for a period of nine (9) months after the Closing (the “Survival Period”), and thereafter such representations and warranties shall be void and of no force or effect unless Buyer shall assert a breach thereof in a written notice to

Seller delivered prior to the expiration of such nine (9) month period. Except for fraud or intentional misrepresentation by Seller, under no circumstances shall Seller be liable to Buyer for more than $350,000.00 in any individual instance or in the aggregate for the breach of any of Seller’s Representations.

13.2 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

13.3 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

13.4 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

13.5 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary or exchange accommodation title holder to effectuate an exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.

13.6 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

13.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

13.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

13.9 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

13.10 Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.

13.11 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b). All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth below:

To Seller:

Suwanee Pointe Investors, LLC

245 Town Park Drive

Suite 575

Kennesaw, Georgia 30144

Attention: O. Hamilton Reynolds

Telephone: 770-795-1330

Facsimile: 770-420-1372

Email: hreynolds@taylormathis.com

With a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attention: Andrew C. Williams

Telephone: 404-504-7712

Facsimile: 404-365-9532

Email: awilliams@mmmlaw.com

To Buyer:

c/o Industrial Income Trust, Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Dwight L. Merriman

Telephone: 303-226-9889

Facsimile: 303-645-4501

Email: dmerriman@industrialincome.com

With a copy to:

Joshua J. Widoff

General Counsel

Industrial Income Trust, Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Telephone: 303-869-4600

Facsimile: 303-869-4602

Email: jwidoff@dividendcapital.com

and a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

Attn: Robert H. Bach

Telephone: 303-866-0236

Facsimile: 303-866-0200

Email: bob.bach@hro.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company

National Commercial Services

30 N. LaSalle Street

Suite 2700

Chicago, Illinois 60602

Attention: John E. Beckstedt Jr., Account Representative

Phone: 312-917-7233

Facsimile:

Email: jbeckstedt@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.12 Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to Sections and articles mean the Sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

13.13 Assignment. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Buyer gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Any other assignment of this Agreement by Buyer shall require Seller’s written consent, which consent shall not be unreasonably withheld or delayed. Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.14 Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement, the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

13.15 Bulk Sales Laws. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto.

13.16 Post-Closing Access to Records. Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any Major Tenant has the right under its lease for the Property to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

13.17 Information and Audit Cooperation. Within 75 days after the Closing Date, Seller shall allow Buyer’s auditors access to the books and records of Seller relating to the operation of the Property for the two year period prior to the Closing Date to enable Buyer to comply with any financial reporting requirements applicable to Buyer, upon at least 3 Business Days prior written notice to Seller. In addition, within 10 days of Buyer’s written request, Seller shall provide Buyer’s designated independent auditors a representation letter regarding the books and records of the Property in substantially the form attached hereto as Exhibit D.

13.18 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Buyer and the existence of this Agreement) are confidential, and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than to Seller’s legal counsel and other agents and representatives who need to know such information in connection with the Acquisition. Buyer may disclose this Agreement’s terms and conditions and the existence of this Agreement to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders. Subject to the requirements of applicable law, neither Seller nor Buyer shall make any news releases or any public disclosure with respect to Buyer’s acquisition of the Property without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, Buyer shall be permitted to make any disclosure required by law, including without limitation any disclosure required by the United States Securities and Exchange Commission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first set forth above.

SELLER:

SUWANEE POINTE INVESTORS, LLC, a Georgia limited liability company

By:	Taylor & Mathis Industrial Properties III, LLC
Managing Member

	By:	(SEAL)
O. Hamilton Reynolds, an Authorized Member of the Management Committee

BUYER:

IIT ACQUISITIONS LLC,
a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, Its Sole Member

By:	Industrial Income Operating Partnership LP, Its Sole Member

By:	Industrial Income Trust Inc., Its General Partner

	By:	(SEAL)
Name:
Title:

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first set forth above.

SELLER:

SUWANEE POINTE INVESTORS, LLC, a Georgia limited liability company

By:	Taylor & Mathis Industrial Properties III, LLC
Managing Member

	By:		(SEAL)
O. Hamilton Reynolds, an Authorized Member of the Management Committee

BUYER:

IIT ACQUISITIONS LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, Its Sole Member

By:	Industrial Income Operating Partnership LP, Its Sole Member

By:	Industrial Income Trust Inc., Its General Partner

	By:		(SEAL)
	Name:	Joshua J. Widoff
	Title:	SVP

Signature Page

SIGNATURE PAGE

ESCROW AGENT

The undersigned hereby accepts the foregoing Purchase and Sale Agreement and executes this Agreement for the purpose of agreeing to the provisions of Sections 2.2 and Schedule E (and agreeing to act as Escrow Agent under seal in strict accordance with the terms thereof), and hereby establishes             , 2010 as the date of opening of escrow and designates First American Title Insurance Company as the escrow number assigned to this escrow.

ESCROW AGENT:

First American Title Insurance Company

By:		(SEAL)
Name:	Kins C Clayton
Title:	Commercial Escrow Officer
Date:	9/22/10

Signature Page

Schedule A

SCHEDULE A

LEGAL DESCRIPTION

SITE 100

All that tract or parcel of land lying and being in Land Lots 235 and 253 of the 7th District, City of Sugar Hill, City of Suwanee, Gwinnett County, Georgia containing 9.1493 acres and being more particularly described as follows:

Commencing at the point of intersection of the westerly right of way of Brogdon Road (aka Peachtree Road, right of way width varies) with the Land Lot line dividing Land Lots 235 and 253;

Thence along the westerly right of way of Brogdon Road the following courses and distances, South 15 degrees 14 minutes 29 seconds West, a distance of 219.24 feet to a point;

Thence South 15 degrees 55 minutes 12 seconds West, a distance of 120.28 feet to a point;

Thence South 15 degrees 55 minutes 12 seconds West, a distance of 243.56 feet to a point;

Thence leaving the westerly right of way of Brogdon Road, South 60 degrees 54 minutes 55 seconds West, a distance of 64.58 feet to a point;

Thence North 74 degrees 31 minutes 06 seconds West, a distance of 103.37 feet to a point;

Thence following a clockwise curve with an arc distance of 340.58 feet, having a radius of 960.00 feet, subtended by a chord bearing and distance of North 64 degrees 21 minutes 18 seconds West, 338.80 feet to a point being the point of beginning.

Thence from said point of beginning as thus established, following a clockwise curve with an arc distance of 463.28 feet, having a radius of 960.00 feet, subtended by a chord bearing and distance of North 40 degrees 21 minutes 59 seconds West, 458.80 feet to a point;

Thence North 37 degrees 04 minutes 01 seconds East, a distance of 233.69 feet to a point; thence North 37 degrees 20 minutes 03 seconds East, a distance of 434.38 feet to a point;

Thence North 37 degrees 10 minutes 09 seconds East, a distance of 360.87 feet to a point; thence South 29 degrees 42 minutes 04 seconds East, a distance of 358.44 feet to a point;

Thence South 37 degrees 21 minutes 29 seconds West, a distance of 202.45 feet to a point; thence South 24 degrees 03 minutes 41 seconds West, a distance of 400.75 feet to a point;

Thence South 15 degrees 28 minutes 49 seconds West, a distance of 76.78 feet to a point;

Thence South 37 degrees 21 minutes 30 seconds West, a distance of 323.07 feet to the point of beginning.

Together with the following:

SITE 200

All that tract or parcel of land lying and being in Land Lots 235 and 253 of the 7th District, City of Sugar Hill, City of Suwanee, Gwinnett County, Georgia containing 7.6802 acres and being more particularly described as follows:

Beginning at the point of intersection of the westerly right of way of Brogdon Road (aka Peachtree Road, right of way width varies) with the Land Lot line dividing Land Lots 235 and 253;

Schedule A-2

Thence from said point of beginning as thus established, along the westerly right of way of Brogdon Road the following courses and distances, South 15 degrees 14 minutes 29 seconds West, a distance of 219.24 feet to a point;

Thence South 15 degrees 55 minutes 12 seconds West, a distance of 120.28 feet to a point;

Thence South 15 degrees 55 minutes 12 seconds West, a distance of 243.56 feet to a point;

Thence leaving the westerly right of way of Brogdon Road, South 60 degrees 54 minutes 55 seconds West, a distance of 64.58 feet to a point;

Thence North 74 degrees 31 minutes 06 seconds West, a distance of 103.37 feet to a point;

Thence following a clockwise curve with an arc distance of 340.58 feet, having a radius of 960.00 feet, subtended by a chord bearing and distance of North 64 degrees 21 minutes 18 seconds West, 338.80 feet to a point;

Thence North 37 degrees 21 minutes 30 seconds East, a distance of 323.07 feet to a point;

Thence North 15 degrees 28 minutes 49 seconds East, a distance of 76.78 feet to a point;

Thence North 24 degrees 03 minutes 41 seconds East, a distance of 400.75 feet to a point;

Thence North 37 degrees 21 minutes 29 seconds East, a distance of 202.45 feet to a point;

Thence South 29 degrees 42 minutes 04 seconds East, a distance of 336.19 feet to a 1/2 inch rebar found on the westerly right of way of Brogdon Road;

Thence along said right of way, South 15 degrees 14 minutes 29 seconds West, a distance of 145.15 feet;

Thence along said right of way, South 60 degrees 23 minutes 05 seconds West, a distance of 14.11 feet to the point of intersection of the westerly right of way of Brogdon Road with the Land Lot line dividing Land Lots 235 and 253 being the point of beginning.

The above described sites being the same as Sites 100 and 200 as shown on ALTA/ACSM Land Title Survey for Suwanee Pointe Investors, LLC; Wachovia Bank, National Association and Chicago Title Insurance Company by Hannon Meeks & Bagwell, Surveyors & Engineers, Inc., signed sealed and certified by James J. Lockhart, Georgia Registered Land Surveyor No. 2068, dated July 13, 2006, last revised August 3, 2006.

Together with the easements benefiting the above described property contained in that certain Easement Agreement by and between Suwanee Pointe Investors, LLC, a Georgia limited liability company, Suwanee Peachtree Industrial Blvd I, L.P., a Georgia limited partnership and Elro Venture Investments USA Limited, a Florida limited partnership, dated as of August 8, 2005, recorded in Deed Book 49341, Page 241, Gwinnett County, Georgia records.

Schedule A-3

SCHEDULE B

Definitions

“Agreement” has the meaning set forth in the introductory paragraph.

“Assignment of Leases and Contracts” has the meaning set forth in Section 11.2(c).

“Bill of Sale” has the meaning set forth in Section 11.2(b).

“Broker” has the meaning set forth in Section 15.1.

“Business Day” means each day of the year other than Saturdays, Sundays, legal holidays and days on which banking institutions are generally authorized or obligated by Law to close in either the state of Colorado, the state in which Escrow Agent is located or the state in which the Real Property is located.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Objection Deadline” has the meaning set forth in Section 5.1.

“Buyer Objection Notice” has the meaning set forth in Section 5.1.

“CAM Reconciliation” has the meaning set forth in Section 12.1(b)(v).

“Closing” has the meaning set forth in Section 11.1.

“Closing Date” has the meaning set forth in Section 11.1.

“Closing Documents” means those documents required to be delivered by Seller or Buyer at the Closing pursuant to Sections 11.2 and 11.3 or pursuant to or in connection with any other provision of this Agreement.

“Closing Statement” has the meaning set forth in Section 11.2(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 15.1.

“Contracts” means, subject to Section 8.2, all right, title and interest of Seller in and to all contracts, agreements or commitments, oral or written, other than the Tenant Leases and Permitted Exceptions, binding upon or relating to the Real Property that extend beyond the Closing, to the extent that they are assignable.

“Contract List” has the meaning set forth in Section 3.3(a).

“Deed” has the meaning set forth in Section 11.2(a).

“Delinquency Report” means the Delinquency Report attached to the email from Matthew J. Sours dated September 20, 2010.

“Deposit” has the meaning set forth in Section 2.2(a).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Environmental Claim” means any written claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Material in, at, on, under, from or about the Property.

Schedule B – Page 1

“Environmental Law” means any Law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment in connection with a release or threatened release of Hazardous Materials, including those that relate to emissions, discharges, releases or threatened releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling, of Hazardous Materials.

“Escrow Agent” means First American Title Insurance Company, National Commercial Services, 30 N. LaSalle Street, Suite 2700, Chicago, IL 60602, 312-018-8233, 312-343-0821 (Mobile), E-Mail: jbeckstedt@firstam.com, Attention: John E. Beckstedt. Jr., Account Representative.

“Estoppel Threshold” means Tenant Estoppel Certificates signed by Tenants which, in aggregate, cover at least 85% of the leased gross rentable area of the Improvements as of the Effective Date (using the square footage set forth in Schedule C); provided, however, that such Estoppel Threshold must include Estoppel Certificates signed by all Major Tenants.

“Hazardous Materials” means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (a) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (b) any petroleum or petroleum derived substance or waste; (c) any asbestos or asbestos-containing material; (d) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (e) any radioactive material or substance, including radon; (f) any lead or lead based paints or materials; and (g) any mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

“Improvements” mean all improvements, structures, parking facilities and fixtures now or hereafter placed, constructed, installed or located on the Land, including and all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land (such as heating, air conditioning, and mechanical systems).

“Inspection Period” has the meaning set forth in Section 4.3.

“Intangible Property” means any and all intangible property, goodwill, rights and privileges owned by Seller and in any way related to, or used in connection with, the ownership, operation, maintenance, use or occupancy of the Real Property (other than the Contracts and Tenant Leases), to the extent that they are assignable, including the Permits, Plans and Records, guaranties, warranties, websites, e-mail addresses, and all rights, claims and recoveries under property insurance policies related to the Real Property or Personal Property, and including the non-exclusive right to use the name “Suwanee Pointe.”

“Knowledge” means the actual, conscious knowledge, and not any implied, imputed, or constructive knowledge, of the applicable party, without any implied duty of inquiry or investigation of the facts involved.

“Land” means the real property described on Schedule A, together with all reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with said real property or the Improvements, together with all of Seller’s right, title and interest in and to any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant to such real property, and together with any and all minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection with said real property or the Improvements.

Schedule B – Page 2

“Laws” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, policy directives, judgments or decrees (including common law), including those of judicial and administrative bodies.

“Lease Renewal” has the meaning set forth in Section 8.1(c).

“Liens” means liens, loan security documents, pledges, judgments or other similar matters, except for any of the foregoing arising through the actions of Buyer or of any Tenants.

“Litigation Searches” shall mean searches of all presently pending claims, actions, suits, legal proceedings, arbitration or other legal or administrative proceedings, including tax liens, outstanding judgments and bankruptcy, relating to Seller, any Tenant or the Property.

“Losses” means all damages, losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys’ fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees).

“Major Tenants” means, collectively and individually, Potter Roemer, Division 7 Supply, Tatitlek Support Services, Source Support Services and Komolo, Inc.

“Material Change” has the meaning set forth in Section 8.3.

“Material Event Termination Notice” has the meaning set forth in Section 8.3.

“New Buyer Objection” has the meaning set forth in Section 5.1.

“New Title Document Matter” has the meaning set forth in Section 5.1.

“New Lease” has the meaning set forth in Section 8.1(c).

“New Lease Request” has the meaning set forth in Section 8.1(c).

“Notices” has the meaning set forth in Section 15.14.

“Official Records” means official records of the clerk and recorder for the County of Gwinnett, State of Georgia.

“Operating Expenses” has the meaning set forth in Section 12.1(b)(v).

“Operating Statements” means the historical operating statements, general and tenant ledgers, aged receivables/delinquency report, annual expense reconciliation, current budget and variance report, most recent year end trial balance, and capital expenditure/major repair summary as described on Schedule D and to be delivered by Seller pursuant to Section 3.3(d).

“Over Collection” has the meaning set forth in Section 12.1(b)(v).

“Permits” means all governmental or quasi-governmental permits, agreements, licenses, certificates, authorizations, no further action letters, applications, approvals, entitlements, variances and waivers, including building permits and certificates of occupancy for each building and each leased space, relating to the construction, ownership, development, use, operation, maintenance or repair of the Real Property, to the extent that they are assignable.

“Permitted Exceptions” has the meaning set forth in Section 5.1.

Schedule B – Page 3

“Personal Property” means all tangible personal property, machinery, apparatus, appliances, equipment and supplies currently used in the operation, repair and maintenance of all or any portion of the Land and/or the Improvements (excluding, however, any tangible personal property and fixtures which are owned by Tenants).

“Plans and Records” means, to the extent in Seller’s Possession or Reasonable Control, all reports, studies, financial or other records, books or documents existing and relating to the ownership, use, operation, construction, repair or maintenance of, or otherwise to, the Real Property, including the following: surveys, maps, plats and street improvement specifications of the Real Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; title reports or policies together with any copies of documents referenced therein; all development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos; but excluding any appraisals, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items, and excluding the proprietary materials referred to in Section 4.1 hereof.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“Property” means, collectively, the Real Property, Personal Property, Tenant Leases, Contracts, and Intangible Property.

“Proration Schedule” has the meaning set forth in Section 12.1.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means, collectively, the Land and Improvements.

“Rent Roll” means the Rent Roll attached to the email from Matthew J. Sours dated September 22, 2010 and recertified pursuant to Section 11.2(g).

“Response Deadline” has the meaning set forth in Section 5.1.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller’s Deliveries” has the meaning set forth in Article III.

“Seller’s Possession or Reasonable Control” means within the possession or reasonable control of Seller or Seller’s affiliates, Seller’s property manager or its affiliates, or Seller’s employees or attorneys.

“Seller’s Representations” has the meaning set forth in Article VI.

“Seller Response” has the meaning set forth in Section 5.1.

“Survey” has the meaning set forth in Section 12.1(d).

“Survival Period” has the meaning set forth in Section 15.4(b).

“Tax Certificate” has the meaning set forth in Section 3.2.

Schedule B – Page 4

“Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other fees and deposits, plus any interest accrued thereon, paid by Tenants to Seller relating to the Property.

“Tenant Estoppel Certificate” has the meaning set forth in Section 8.5.

“Tenant Leases” means all leases, licenses, tenancies or occupancy arrangements (whether written or oral), and all right, title and interest of Seller as landlord thereunder, affecting any portion of the Real Property, if any, that extend beyond the Closing, and which are identified on the Rent Roll.

“Tenants” means all persons or entities leasing, renting or occupying space within the Property pursuant to the Tenant Leases.

“Title Commitment” has the meaning set forth in Section 3.2.

“Title Company” means First American Title Insurance Company, National Commercial Services, 30 N. LaSalle Street, Suite 2700, Chicago, IL 60602, 312-917-7233, 312-343-0821 (Mobile), Attention: John E. Beckstedt, Jr., Account Representative, E-Mail: jbeckstedt@firstam.com.

“Title Policy” has the meaning set forth in Section 5.3.

“Title Documents” means, collectively, the Title Commitment, Survey, Litigation Searches, UCC Searches and Tax Certificates.

“UCC Searches” shall mean searches of all Uniform Commercial Code Statements filed against Seller, any Tenant and/or any of the Personal Property within the state and county in which the Property is located, the state in which the Seller was formed and any other office in which such financing statements are filed.

Schedule B – Page 5

SCHEDULE C

See Rent Roll attached to email from Matthew J. Sours dated September 22, 2010 and Delinquency Report attached to email from Matthew J. Sours dated September 20, 2010.

Schedule C

SCHEDULE D

DUE DILIGENCE MATERIALS

Existing Title Policy (provided mortgagee policy)

CC&R’s/REA’s & budgets if applicable

Existing ALTA Survey

Geotechnical/Soils Report

Existing Environmental Report(s)

As-Built Drawings

Site Plans / Floor Plans

Mechanical, Electrical, Plumbing, Sprinkler/Fire Protection Drawings and Specifications

Certificates of Occupancy and/or Substantial Completion (shell & tenant)

Warranties & Guaranties (Roof)

Governmental Notices, Reports, Citations, Compliance / Non-Compliance & Correspondence

    Documents from any Governmental authority pertaining to the property

Annual Inspection Reports (roof, fire pump, sprinkler) for last 24 months

Leases, Amendments

Rent Commencement Agreements

Tenant Correspondance

Tenant Financial Statements (if available)

Tenant Contact List

Detailed Rent Roll (including expiration summary, security deposits, options, etc.)

Historical Operating Statements (36 months)

General and/or Tenant Ledgers (2008, 2009 & YTD)

Aged Receivables/Delinquency Report

Annual Expense Reconciliation (2008 and 2009)

Current Budget & Variance Report

Year-end Trial Balance

Capital Expenditure/Major Repair Summary (24 months) – N/A

Commission / Leasing Agreements

Service/Maintenance Contracts

Vendor Contact List

Property Management Agreement

Utility Bills

Current Year Tax Valuation

Tax Bills (previous two years)

History of Tax Protests, if any (including original and final valuations)

Pending Tax Protests, if any – N/A

Seller’s Issuance of Insurance Claims or Letter Stating None

Tenant Insurance Certificates

Pending Litigation – N/A

List of Personal Property – N/A

(included above)

Schedule D – Page 1

SCHEDULE E

ESCROW PROVISIONS AND INSTRUCTIONS

(a) Deposit.

(i) Escrow Agent shall hold the Deposit in escrow in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts as Buyer may instruct from time to time until the earlier to occur of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Title Company is authorized to disburse the Deposit as set forth in subsection (ii) below. The tax identification numbers of the parties shall be furnished to Title Company upon request.

(ii) Buyer may, at any time on or before the expiration of the Inspection Period, demand a return of the Deposit and Escrow Agent immediately shall return the Deposit to Buyer, without the necessity of providing any notice to Seller and without waiting 5 Business Days. If the Deposit has not been released earlier in accordance with this subsection (ii), and a Closing does not occur, and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment on or before the 5th Business Day after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5 Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties or a final judgment or arbitrators’ decision. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a state court in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) Closing.

(i) Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Agreement, when Buyer and Seller have deposited into escrow the documents and funds required by the Agreement and Title Company is irrevocably and unconditionally committed to issue the Title Policy effective as of the Closing Date, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

(A) Disburse all funds as follows:

1. pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Title Policy, and disburse to any other persons or entities entitled thereto, as expressly stated on the Closing Statement, the amount of any other closing costs;

2. disburse funds necessary to discharge and release any and all Liens against the Property (other than the Permitted Exceptions);

3. deliver to Seller the remaining balance of the Purchase Price (subject to prorations and adjustments as provided herein); and

4. disburse to Buyer or Seller, as the case may be, any remaining funds in the possession of Escrow Agent after the above payments have been completed.

(B) Cause the Deed and any other documents which Buyer and Seller mutually may direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

Schedule E – Page 1

(C) Deliver: (i) to Seller, (A) one original of each document deposited into escrow (other than the Deed and the Non-Foreign Affidavit) and (B) one conformed copy of each document recorded pursuant to the terms hereof; and (ii) to Buyer, (A) one original of each document deposited into escrow (other than the Deed and the Non-Foreign Affidavit), (B) the original Non-Foreign Affidavit and (C) one conformed copy of each document recorded pursuant to the terms hereof.

(D) Cause the Title Company to issue and deliver the Title Policy to Buyer.

(E) Cause the original recorded Deed to be delivered to Buyer.

(ii) Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify, protect, defend and hold Buyer, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Schedule E.

(c) General. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of the provisions of this Schedule E or in gross negligence. Seller and Buyer jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all Losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of the provisions of this Schedule E or in gross negligence on the part of the Escrow Agent. The parties shall deliver to Escrow Agent an executed copy of the Agreement, which shall constitute their instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached to the Agreement with respect to the provisions of this Schedule E; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of the Agreement on Buyer and Seller, and the same shall become fully effective upon execution by Buyer and Seller, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of the Agreement other than this Schedule E. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Schedule E as determined by counsel for Buyer and Seller) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent’s general provisions (as may be modified by Buyer, Seller and Escrow Agent). In the event of any inconsistency between the provisions of this Schedule E and such additional escrow instructions, the provisions of this Schedule E shall govern.

Schedule E – Page 2

SCHEDULE 6.5

QUALIFICATIONS AND EXCEPTIONS

Building 100

Tenant	Date	Landlord	Broker/Agent

Potter Roemer	10/14/2008	Suwanee Pointe Investors, LLC	Matchpoint Real Estate Services

Carolina Rim and Wheel, Inc.	1/16/2007	Suwanee Pointe Investors, LLC	Wilson Hull and Neal, Inc.
d/b/a Georgia Brake and Wheel, Inc.

St. Charles Trading, Inc.		No outside broker

Division 7 Supply, Inc.	1/25/2008	Suwanee Pointe Investors, LLC	Lavista Associates, Inc.

Building 200

Tenant	Date	Landlord	Broker/Agent

SCORE Promotions, Inc.	11/5/2007	Suwanee Pointe Investors, LLC	Carter & Associates

Mi Costenita, Inc.	7/8/2008	Suwanee Pointe Investors, LLC	Carter & Associates

Midwest Industrial Rubber	11/4/2008	Suwanee Pointe Investors, LLC	Colliers Spectrum Cauble

Source Support Services, Inc.	8/18/2009	Suwanee Pointe Investors, LLC	Hailey Realty

Tatitlek Support Services, Inc.		No outside broker

Komolo, Inc.	2/12/2008	Suwanee Pointe Investors, LLC	NAI Brannen Goddard

Schedule 6.5

EXHIBIT A

LIMITED WARRANTY DEED

PREPARED BY AND UPON RECORDATION

RETURN TO:

Attention:

STATE OF GEORGIA

COUNTY OF

LIMITED WARRANTY DEED

THIS INDENTURE, made the      day of             , 20    , between                     , a                     , as party of the first part (hereinafter referred to as “Grantor”), and                     , a                     , as party of the second part (hereinafter referred to as “Grantee”) (the words “Grantor” and “Grantee” to include their respective heirs, successors and assigns where the context requires or permits).

WITNESSETH that: Grantor, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of whereof is hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto the said Grantee, all that tract or parcel of land lying and being in                     County, Georgia, being more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference.

This Deed is subject to the matters set forth on Exhibit B attached hereto.

TO HAVE AND TO HOLD the said tract or parcel of land, with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of the said Grantee forever in FEE SIMPLE.

AND THE SAID Grantor will warrant and forever defend the right and title to the above described property unto the said Grantee against the claims of all persons holding under, by, or through Grantor, but not otherwise.

Exhibit A – Page 1

IN WITNESS WHEREOF, the Grantor has signed and sealed this Deed as of the day and year above written.

Signed, sealed and delivered in the presence of:	GRANTOR:

_____________________________________________________, a
Witness

	By:	______________________________________________ , a
Notary Public		_____________________________________, its

[NOTARIAL SEAL]	By:	___________________________________________(SEAL)
Name:____________________________________________
Commission Expiration Date:		Title:_____________________________________________

Exhibit A – Page 2

EXHIBIT “A”

(Legal Description)

Exhibit A – Page 3

EXHIBIT B

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (“Bill of Sale”) is made this      day of             , 2010 by                     , a                                 (“Seller”), in favor of                     , a                     (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and [Buyer/Buyer’s predecessor-in-interest] entered into that certain Purchase and Sale Agreement dated as of             , 2010 (“Agreement”) with respect to the sale of certain Real Property identified on Schedule A attached hereto and the Improvements located thereon. (Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.)

WHEREAS, pursuant to the Agreement, Seller is obligated to transfer to Buyer Seller’s interest in the Personal Property, Permits, Plans and Records and Intangible Property (collectively, the “Transferred Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely, irrevocably and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer Seller’s interest in all of the Transferred Property.

Seller hereby covenants that Seller will, at any time and from time to time upon written request therefor, execute and deliver to Buyer, Buyer’s successors, nominees or assigns, such documents as Buyer or they may reasonably request in order to fully assign and transfer to and vest in Buyer or Buyer’s successors, nominees and assigns, all of the Transferred Property and rights of Seller intended to be transferred and assigned hereby, or to enable Buyer, Buyer’s successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

This Bill of Sale and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of Seller and Buyer, their respective legal representatives, successors and assigns.

This Bill of Sale (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument, (b) shall be governed by and construed in accordance with the laws of the State in which the Property is located, and (c) may not be modified or amended except by written agreement signed by both Seller and Buyer.

If any action or proceeding is commenced by either party to enforce its rights under this Bill of Sale, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

Nothing in this Bill of Sale alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Bill of Sale.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit B – Page 1

IN WITNESS WHEREOF, the parties have executed this Bill of Sale under seal on the day and year first above written.

SELLER:

,

a

By:	(SEAL)
Name:
Title:

BUYER:

,

a

By:	(SEAL)
Name:
Title:

Exhibit B – Page 2

SCHEDULE A TO EXHIBIT B

REAL PROPERTY

(attached hereto)

Exhibit B – Page 3

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (this “Assignment”) is made as of this      day of         , 2010, by and between                     , a                      (“Assignor”), and                     , a                      (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of             , 2010 (the “Agreement”), between Assignor and [Assignee/Assignee’s predecessor-in-interest] (any term with its initial letter capitalized and not otherwise defined herein having the meaning set forth in the Agreement), Assignee has this date purchased from Assignor certain Real Property identified on Schedule A attached hereto; and

WHEREAS, under the terms and conditions of the Agreement, it was contemplated that Assignor and Assignee would enter into this Assignment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Assignor hereby irrevocably transfers, sets over, conveys and assigns to Assignee the following described property:

(a) All right, title and interest of Seller as landlord under the Tenant Leases which are identified on the rent roll attached hereto as Schedule B (the “Rent Roll”) and all Tenant Deposits made thereunder; and

(b) All right, title and interest of Seller in and to the Contracts which are identified on the contract list attached hereto as Schedule C, to the extent that they are assignable, and have not been excluded pursuant to the terms of the Agreement.

TO HAVE AND TO HOLD all of the foregoing unto the Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained herein.

2. Assignee hereby accepts the foregoing assignment of Tenant Leases (including Tenant Deposits made thereunder) and Contracts from and after the date hereof, and assumes the obligations thereunder first arising from and after the date hereof.

3. Assignor agrees to indemnify, protect, hold harmless and, if requested by Assignee in Assignee’s sole and absolute discretion, defend (with counsel of Assignee’s choosing) Assignee, its successors and assigns, from any and all obligations accruing under the Tenant Leases and Contracts before the Closing.

4. Assignee agrees to indemnify, protect, hold harmless and, if requested by Assignor in Assignor’s sole and absolute discretion, defend (with counsel of Assignor’s choosing) Assignor, its successors and assigns, from any and all obligations accruing under the Tenant Leases and Contracts on or after the Closing Date.

5. This Assignment and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

Exhibit C – Page 1

6. This Assignment (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument, (b) shall be governed by and construed in accordance with the laws of the State in which the Property is located, and (c) may not be modified or amended except by written agreement signed by both parties. Time is of the essence with respect to all provisions of this Assignment.

7. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of in-house counsel and appeals), in addition to any other relief awarded by the court.

8. Nothing in this Assignment alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Assignment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit C – Page 2

IN WITNESS WHEREOF, the parties have executed this Assignment under seal on the day and year first above written.

ASSIGNOR:

,

a

By:	(SEAL)
Name:
Title:

ASSIGNEE:

,

a

By:	(SEAL)
Name:
Title:

Exhibit C – Page 3

SCHEDULE A TO EXHIBIT C

REAL PROPERTY

(attached hereto)

Exhibit C – Page 4

SCHEDULE B TO EXHIBIT C

RENT ROLL

(attached hereto)

Exhibit C – Page 5

SCHEDULE C TO EXHIBIT C

CONTRACTS

(attached hereto)

Exhibit C – Page 6

[EXHIBIT D

Form of Audit Letter

[Auditor]

Dear Sirs:

We are writing at your request to confirm our understanding that your audit of the Statement of Revenue and Certain Expenses for the year ended             , 20    , was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of 4103 Tench Road and 300 Brogdon Road, Suwanee Georgia (the “Project”) in conformity with cash basis accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

The following representations are made exclusively to the auditor of the Project. In connection with your [INSERT DATE] audit we confirm, to our actual knowledge, with respect to our daily operations and without independent inquiry or investigation, the following representations made during your audit:

We have made available to you all financial records and related data concerning this Project, which are in our possession.

We are not aware of any:

1.	Irregularities involving any member of management or employees that could have a materially adverse effect on the statement of operating income.

2.	Notices of violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

3.	Material events that have occurred subsequent to , 2010 that would require material adjustment to the statement of operating income.

There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

SELLER:

,
a

By:
Name:
Title: ]

Exhibit D

EXHIBIT E

FORM TENANT ESTOPPEL CERTIFICATE

[AK TO REVIEW AND PROVIDE COMMENTS]

TENANT:

DATE OF LEASE:

PREMISES:

ESTOPPEL CERTIFICATE

To:

Re:	Lease dated , between (“Landlord”) and , a (“Tenant”)

The undersigned hereby certifies to                      (“Buyer”) and Lender (defined below) as follows:

1.	The undersigned is the “Tenant” under the above referenced lease (“Lease”) covering the above referenced Premises (“Premises”). A true, correct and complete copy of the Lease, including all addenda, riders, amendments, modifications and supplements thereto, if any, (collectively, the “Lease Modifications”) are attached as Exhibit “1” and each document comprising the Lease Modifications is listed below:

a.

b.

c.

d.

For purposes hereof, all references to the “Lease” shall include the original lease agreement and all of the Lease Modifications thereto.

2.	The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises, and the Lease has not been modified, changed, altered or amended in any respect except as set forth above. The Lease is in full force and effect.

3.	The term of the Lease commenced on , , and, taking into account any previously exercised options and all effective renewal terms, will expire on , . Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant.

4.	As of the date of this Estoppel Certificate, to the best knowledge of Tenant, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.

Exhibit E-1

5.	Tenant is currently obligated to pay rental in fixed monthly installments of $ per month (taking into account all adjustments pursuant to the terms of the Lease), and monthly installments of rent have been paid through , 20 . The Lease contains the following rent adjustments as set forth in Section of the Lease: .

6.	Operating costs, common area expenses, taxes and other pass throughs [INSERT IF APPLICABLE: are based upon base year and] are presently included in Tenant’s monthly rental installments as specified in section 5 above. No rent has been paid more than one (1) month in advance. Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease.

7.	Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises other than as Tenant under the Lease.

8.	Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part, except . Tenant has no right to renew or extend the term(s) of the Lease except .

9.	Tenant has no preferential right to parking spaces or storage area(s) except .

10.	Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except as set forth in Section of the Lease.

11.	There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

12.	All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

13.	Any guaranty agreement provided in connection with the Lease remains in full force and effect, no amounts are due from guarantor or have been paid by guarantor under such guaranty and there are no existing credits, defenses, offsets or counterclaims which guarantor has against Landlord or tenant which would adversely affect the enforcement of the guaranty by Landlord. A true and correct copy of such guaranty is attached hereto.

This Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer or Buyer’s assignee, of the property of which the Premises is a part. This Estoppel Certificate may be relied on by Buyer, and any other party who acquires an interest in the Premises in connection with such purchase and any person or entity which may finance such purchase (each, a “Lender”).

[signature page follows]

Exhibit E-2

Dated this      day of          , 2010.

“TENANT”

By:
Name:
Its:

The undersigned hereby acknowledges and agrees to the foregoing Estoppel Certificate.

“GUARANTOR” (If any)

By:
Name:
Its:

Exhibit E-3

EXHIBIT E-1

FORM OF SELLER ESTOPPEL CERTIFICATE

TENANT:

DATE OF LEASE:

PREMISES:

ESTOPPEL CERTIFICATE

To:

Re: Lease dated             ,          between                      (“Landlord”) and                     , a                      (“Tenant”)

The undersigned hereby certifies to (“Buyer”) and Lender (defined below) as follows:

1.	The undersigned is the “Landlord” under the above referenced lease (“Lease”) covering the above referenced Premises (“Premises”). A true, correct and complete copy of the Lease, including all addenda, riders, amendments, modifications and supplements thereto, if any, (collectively, the “Lease Modifications”) are attached as Exhibit “1” and each document comprising the Lease Modifications is listed below:

a.

b.

c.

d.

For purposes hereof, all references to the “Lease” shall include the original lease agreement and all of the Lease Modifications thereto.

2.	The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises, and the Lease has not been modified, changed, altered or amended in any respect except as set forth above. The Lease is in full force and effect.

3.	The term of the Lease commenced on , , and, taking into account any previously exercised options and all effective renewal terms, will expire on , . Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant. Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant.

4.	As of the date of this Estoppel Certificate, to the actual knowledge of Landlord, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To Landlord’s actual knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.

Exhibit E-1-1

5.	Tenant is currently obligated to pay rental in fixed monthly installments of $ per month (taking into account all adjustments pursuant to the terms of the Lease), and monthly installments of rent have been paid through , 20 . The Lease contains the following rent adjustments as set forth in Section of the Lease: .

6.	Operating costs, common area expenses, taxes and other pass throughs [INSERT IF APPLICABLE: are based upon base year and] are presently included in Tenant’s monthly rental installments as specified in section 5 above. No rent has been paid more than one (1) month in advance. Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease.

7.	Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises other than as Tenant under the Lease.

8.	Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part, except . Tenant has no right to renew or extend the term(s) of the Lease except .

9.	Tenant has no preferential right to parking spaces or storage area(s) except .

10.	Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except as set forth in Section of the Lease.

11.	To Landlord’s actual knowledge, there has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

12.	To Landlord’s actual knowledge, all insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

13.	Any guaranty agreement provided in connection with the Lease remains in full force and effect, no amounts are due from guarantor or have been paid by guarantor under such guaranty and there are no existing credits, defenses, offsets or counterclaims which guarantor has against Landlord or tenant which would adversely affect the enforcement of the guaranty by Landlord. A true and correct copy of such guaranty is attached hereto.

This Estoppel Certificate is made to and may be relied on by Buyer and any person or entity which may finance Buyer’s acquisition of the Premises (each, a “Lender”).

[signature page follows]

Exhibit E-1-2

Dated this      day of             , 2010.

“LANDLORD”

By: _______________________________________
Name:_______________________________________
Its:_________________________________________

Exhibit E-1-3